Filed Pursuant to Rule 433

Registration Statement No. 333-203739

The Korea Development Bank

Final Term Sheet for US$500,000,000 Floating Rate Notes due 2020 (the “2020 Notes”)

February 21, 2017

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	February 27, 2020

Settlement date	On or about February 27, 2017, which will be the fourth business day following the date of this final term sheet. If you wish to trade the 2020 Notes on the date of this final term sheet, because the 2020 Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	Three-Month USD LIBOR plus 0.45% per annum (payable quarterly)

Interest payment dates	On February 27, May 27, August 27 and November 27 of each year, commencing on May 27, 2017 and with interest accruing from February 27, 2017. If any interest payment date or the maturity date falls on a day that is not a business day (as defined below), that interest payment date or the maturity date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York or Seoul are authorized or required by law or executive order to remain closed.

Public offering price	100.0%

Gross proceeds	US$500,000,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,500,000

Denominations	US$200k/1k

Day count	Interest on the 2020 Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2020 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CM8

ISIN	US500630CM82

Ratings	Aa2 (Moody’s)/ AA (Standard & Poor’s)/ AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	ANZ Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, KDB Asia Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Calculation Agent	The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the 2020 Notes are held in global form. In the event that the 2020 Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the Preliminary Prospectus. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, the Issuer has a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

The term “Three-Month USD LIBOR” herein means, with respect to any Interest Determination Date (as defined below):

(a)	the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b)	if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the ICE Benchmark Administration Limited or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from and including February 27, 2017 to but excluding the first interest payment date and each successive period from and including an interest payment date to but excluding the next interest payment date.

The Korea Development Bank

Final Term Sheet for US$500,000,000 Floating Rate Notes due 2022 (the “2022 Notes”)

February 21, 2017

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	February 27, 2022

Settlement date	On or about February 27, 2017, which will be the fourth business day following the date of this final term sheet. If you wish to trade the 2022 Notes on the date of this final term sheet, because the 2022 Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	Three-Month USD LIBOR plus 0.705% per annum (payable quarterly)

Interest payment dates	On February 27, May 27, August 27 and November 27 of each year, commencing on May 27, 2017 and with interest accruing from February 27, 2017. If any interest payment date or the maturity date falls on a day that is not a business day (as defined below), that interest payment date or the maturity date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York or Seoul are authorized or required by law or executive order to remain closed.

Public offering price	100.0%

Gross proceeds	US$500,000,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,500,000

Denominations	US$200k/1k

Day count	Interest on the 2022 Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2022 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CN6

ISIN	US500630CN65

Ratings	Aa2 (Moody’s)/AA (Standard & Poor’s)/ AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	ANZ Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, KDB Asia Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Calculation Agent	The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the 2022 Notes are held in global form. In the event that the 2022 Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the Preliminary Prospectus. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, the Issuer has a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

The term “Three-Month USD LIBOR” herein means, with respect to any Interest Determination Date (as defined below):

(a)	the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b)	if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the ICE Benchmark Administration Limited or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from and including February 27, 2017 to but excluding the first interest payment date and each successive period from and including an interest payment date to but excluding the next interest payment date.

The Korea Development Bank

Final Term Sheet for US$500,000,000 2.625% Notes due 2022 (the “Fixed Rate Notes”)

February 21, 2017

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	February 27, 2022

Settlement date	On or about February 27, 2017, which will be the fourth business day following the date of this final term sheet. If you wish to trade the Fixed Rate Notes on the date of this final term sheet, because the Fixed Rate Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	2.625% per annum (payable semi-annually)

Interest payment dates	February 27 and August 27 of each year, commencing on August 27, 2017 and with interest accruing from February 27, 2017. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.489%

Gross proceeds	US$497,445,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$495,945,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Fixed Rate Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CP1

ISIN	US500630CP14

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	ANZ Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, KDB Asia Limited and Merrill Lynch, Pierce, Fenner & Smith Incorporated

These Final Term Sheets should be read in conjunction with the prospectus dated June 21, 2016, as supplemented by the preliminary prospectus supplement dated February 21, 2017 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2020 Notes, the 2022 Notes and the Fixed Rate Notes, collectively.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/869318/000119312517049205/d276965d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.